Exhibit 3.1

FBRED-C FEEDER REIT TRUST

CERTIFICATE OF TRUST

THIS IS TO CERTIFY THAT:

FIRST: The undersigned trustee does hereby form a statutory trust pursuant to the laws of the State of Maryland.

SECOND: The name of the statutory trust (the “Trust”) is:

FBRED-C Feeder REIT Trust

THIRD: The address of the Trust’s principal office in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

FOURTH: The name and business address of the Trust’s resident agent are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

The undersigned, being the sole trustee of the Trust, acknowledges under the penalties of perjury, that to the best of his knowledge and belief, the facts stated herein are true.

IN WITNESS WHEREOF, the undersigned trustee has signed this Certificate of Trust this 5th day of March, 2025.

/s/ Micah Goodman
Micah Goodman, Trustee